                                   EXHIBIT 16
                                   ----------

30 North Third Street
Suite 200
P.O. Box 1190
Harrisburg, PA 17108-1190



                                 January 5, 2004


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         We were previously principal accountants for Hanover Foods Corporation and under the date of July 23, 2003, we reported on the consolidated financial statements of Hanover Foods Corporation as of and for the years ended June 1, 2003 and June 2, 2002. On December 16, 2003, our appointment as principal accountants was terminated. We have read Hanover Foods Corporation's statements included under Item 4 of its Form 8-K/A dated January 5, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Hanover Foods Corporation's statement that the change was approved by the Audit Committee of the Board of Directors.



Very truly yours,

/s/ KPMG
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KPMG LLP
Harrisburg, Pennsylvania